Exhibit 23.01

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-33616 and 333-84084 of Loews Corporation on Form S-8 and Registration Statement No. 333-104759 of Loews Corporation on Form S-3 of our report dated February 27, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the changes in method of accounting for goodwill and other intangible assets and for derivative and hedging activities to conform to Statement of Financial Accounting Standards Nos. 142 and 133, respectively), appearing in this Annual Report on Form 10-K of Loews Corporation for the year ended December 31, 2003.






DELOITTE & TOUCHE LLP
New York, NY
February 27, 2004